EXHIBIT 21

IGEN Networks Corp

Subsidiary Information

IGEN Networks Corporation has a one wholly-owned California subsidiary:

Name:  Nimbo Tracking LLC

Address:  28375 Rostrata Ave. Lake Elsinore, CA 92832

Formation Number: 201732410071

Date of Formation:  November 13, 2017